Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT dated as of July 1, 2013 (this “Second Amendment”), is made by and among WIRECO WORLDGROUP INC., a Delaware corporation (the “U.S. Borrower”), WRCA (LUXEMBOURG) HOLDINGS S.Á R.L., a société à responsabilité limitée incorporated under the laws of Luxembourg, with its registered office at 412F, Route d’Esch L-1030 Luxembourg, whose registration number with the Luxembourg Register of Commerce and Companies is B124385 and whose corporate capital amounts to $19,500 (the “Lux Borrower” and, together with the U.S. Borrower, the “Borrowers”), WIRECO WORLDGROUP (CAYMAN) INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), each of the other Persons party hereto designated as a Loan Party (the “Loan Parties”), Lenders party hereto, FIFTH THIRD BANK, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”), with Goldman Sachs Bank USA and Deutsche Bank Securities, Inc., as joint lead arrangers and joint bookrunners (in such capacity, the “Lead Arrangers”).
RECITALS:
WHEREAS, reference is made to the Credit Agreement dated as of July 12, 2012 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”), by and among the Borrowers, Holdings, the lenders and agents from time to time party thereto, the Administrative Agent and the other Agents named therein;

WHEREAS, the Borrowers have requested that certain amendments and modifications to the Credit Agreement be effected as described herein; and

WHEREAS, Lenders constituting Required Lenders and the Administrative Agent are willing to agree to this Second Amendment on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1. Defined Terms. Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
SECTION 2.    Amendments to Credit Agreement. The Credit Agreement is hereby amended effective as of the Second Amendment Effective Date as follows:
(a)    Section 1.01 of the Credit Agreement is hereby amended as follows:
(i)     The definition of “Adjusted EBITDA” is hereby amended by (A) deleting “and” immediately prior to “(xiii)” in clause (a) thereof and inserting a “,” and (B) inserting “and (xiv) losses incurred with respect to the sale of Specified Inventory from the Second Amendment Effective Date through December 31, 2014” immediately following clause (xiii) thereof.
(ii)    The definition of “Excess Cash Flow” is hereby amended by (A) deleting “and” from the end of clause (f) thereof, (B) inserting “and” at the end of clause (g) thereof and (C) inserting a new clause (h) immediately following clause (g) as follows:

“(h)    the amount of any prepayment under Section 2.10(i) made in such period;”
(iii)    The following additional defined terms are hereby inserted in appropriate alphabetical order:
“‘Second Amendment’ means the Second Amendment to Credit Agreement, dated as of July 1, 2013, among the U.S. Borrower, the Lux Borrower, Parent, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent.”
“‘Second Amendment Effective Date’ has the meaning specified in the Second Amendment.”
“‘Specified Inventory’ means inventory of the Parent and its Subsidiaries that is aged over one year as of the Second Amendment Effective Date.”
(b)    Section 2.10 of the Credit Agreement is hereby amended by inserting a new clause (i) thereof as follows:
“(i)    On each date after the Second Amendment Effective Date that financial statements are delivered pursuant to Section 5.01(a) or 5.01(b) with respect to any quarterly period ending on or after the Second Amendment Effective Date and on or prior to December 31, 2014, the Borrowers shall prepay the Loans in accordance with Section 2.10(f) in an amount equal to the net cash proceeds received from the sale of Specified Inventory in such quarterly period for which an add back was taken in calculating Adjusted EBITDA pursuant to clause (xiv) thereof for such quarterly period. Concurrently with such payment, the U.S. Borrower shall deliver to Administrative Agent a certificate of a Financial Officer demonstrating the calculation of such payment in reasonable detail.”
(c)    Section 2.10(f) of the Credit Agreement is hereby amended by deleting “(b) or (c)” therein and replacing with “(b), (c) or (i)”.
(d)    Section 6.11(a) of the Credit Agreement is hereby amended by deleting the row for each date from and after June 30, 2013 from the table therein.
(e)    Section 6.11 of the Credit Agreement is hereby amended by inserting a new clause (c) thereto immediately following clause (b) as follows:
“(c)    The Parent and the Borrowers will not permit the Senior Secured Net Leverage Ratio as of the last day of any fiscal quarter set forth below to exceed the correlative ratio indicated below:

Fiscal Quarter	Senior Secured Net Leverage Ratio
June 30, 2013	3.50:1.00
September 30, 2013	3.50:1.00
December 31, 2013	3.50:1.00
March 31, 2014	3.50:1.00
June 30, 2014	3.50:1.00
September 30, 2014	3.50:1.00
December 31, 2014	3.25:1.00
March 31, 2015	3.25:1.00
June 30, 2015	3.25:1.00
September 30, 2015	3.25:1.00
December 31, 2015	3.25:1.00
March 31, 2016	3.25:1.00
June 30, 2016 and thereafter	3.00:1.00

SECTION 3.    Conditions Precedent to Second Amendment. This Second Amendment shall become effective only upon the satisfaction or waiver of the following conditions precedent (upon satisfaction or waiver of such conditions, such date being referred to herein as the “Second Amendment Effective Date”):
(a)    The Administrative Agent shall have received a counterpart signature page of this Second Amendment duly executed by each of the U.S. Borrower, the Lux Borrower, Parent, each other Loan Party party hereto, the Administrative Agent and Lenders representing the Required Lenders.
(b)    The Administrative Agent shall have received for the account of each Lender that executes and delivers this Waiver prior to 4:00 p.m. New York time on June 28, 2013, a cash fee in the amount of 0.25% of such Lender’s aggregate Term Loans and Revolving Facility Exposure on such date.
(c)    The Administrative Agent shall have received all fees, premiums (if any) and other amounts due and payable under the Loan Documents on or prior to the Second Amendment Effective Date, including, reimbursement or other payment, to the extent invoiced, of all out-of-pocket expenses (including reasonable fees, charges and disbursements of Latham & Watkins LLP, Chapman & Cutler LLP and each local counsel to the Administrative Agent and Lead Arranger) required to be reimbursed or paid by the Borrowers hereunder or otherwise in connection with the Credit Agreement and the Second Amendment.
(d)    The Administrative Agent shall have received a certificate signed by the Chief Financial Officer of the U.S. Borrower, certifying on behalf of the U.S. Borrower that (A) the representations and warranties of the Borrowers and each other Loan Party contained in Article III of the Credit Agreement and in any other Loan Document are true and correct in all material respects on and as of the Second Amendment Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates and (B) no Default or Event of Default has occurred and is continuing on the Second Amendment Effective Date.
SECTION 4.    Representations and Warranties. In order to induce the Lenders to enter into this Second Amendment and to amend the Credit Agreement in the manner provided herein, each of the U.S. Borrower, the Lux Borrower and Parent represents and warrants as of the Second Amendment Effective Date that, both before and after giving effect to the Second Amendment, the following statements are true and correct in all material respects:
(a)    Power and Authority. Each of the U.S. Borrower and Parent and their Subsidiaries party hereto has all corporate or other organizational power and authority to execute, deliver and perform its obligations under this Second Amendment.
(b)    Authorization. The execution, delivery and performance by each of the U.S. Borrower, the Lux Borrower, Parent and their Subsidiaries party hereto of this Second Amendment has been duly authorized by all necessary corporate or other organizational action.
(c)    No Contravention. The execution, delivery and performance by each of the U.S. Borrower, the Lux Borrower, Parent and their Subsidiaries party hereto of this Second Amendment will not (i) contravene the terms of its charter, by-laws or other organizational documents; (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of the U.S. Borrower, the Lux Borrower or Parent or any of the Subsidiaries (other than as permitted by Section 6.02 of the Credit Agreement) under (A) any contractual obligation to which the U.S. Borrower, the Lux Borrower, Parent or any Subsidiary is a party or affecting the U.S. Borrower, the Lux Borrower, Parent or any Subsidiary or the properties of the U.S. Borrower, the Lux Borrower, Parent or any of their Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the U.S. Borrower, the Lux Borrower, Parent, any Subsidiary or their property is subject; or (iii) violate any applicable Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such breach, contravention or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)    Governmental Approvals. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the U.S. Borrower, the Lux Borrower, Parent or any Loan Party of this Second Amendment, except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e)    Enforceability. This Second Amendment has been duly executed and delivered by each of the U.S. Borrower, the Lux Borrower, Parent and each other Loan Party. This Second Amendment constitutes a legal, valid and binding obligation of each of the U.S. Borrower, the Lux Borrower, Parent and each other Loan Party, enforceable against each of the U.S. Borrower, the Lux Borrower, Parent and each other Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity and implied covenants of good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.
SECTION 5.    Reaffirmation of Guarantees and Security Interests. Each of the U.S. Borrower, the Lux Borrower, Parent and each other Loan Party party hereto hereby (a) affirms and confirms its guarantees, pledges, grants and other undertakings under the Credit Agreement as amended hereby and by the other Loan Documents to which it is a party, (b) agrees that (i) each Loan Document to which it is a party shall continue to be in full force and effect as amended hereby and (ii) all guarantees, pledges, grants and other undertakings thereunder shall continue to be in full force and effect and shall accrue to the benefit of the Secured Parties. With respect to any Loan Party not party to this Second Amendment, the U.S. Borrower shall deliver to the Administrative Agent an executed reaffirmation from such Loan Party addressing the matters set forth in this Section 5 within 45 days of the Second Amendment Effective Date (or such later date as the Administrative Agent may agree).
SECTION 6.    Effect on the Credit Agreement
(a)    Except as specifically amended by this Second Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed and this Second Amendment shall not be considered a novation.
(b)    The execution, delivery and performance of this Second Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under any Loan Document.
(c)    On and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as modified by this Second Amendment.
(d)    This Second Amendment shall constitute a Loan Document as defined in the Credit Agreement.
SECTION 7.    Miscellaneous.
(a)    Amendment, Modification and Waiver. This Second Amendment may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
(b)    Applicable Law. THIS SECOND AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
(c)    Severability. If any provision of this Second Amendment is held to be illegal, invalid or unenforceable in any jurisdiction, the legality, validity and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, of this Second Amendment and the other Loan Documents shall not be affected or impaired thereby.
(d)    Counterparts. This Second Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective. Delivery of an executed counterpart of a signature page of this Second Amendment by telecopy or other electronic imaging (including in .pdf or .tif format) means shall be effective as delivery of a manually executed counterpart of this Second Amendment.
(e)    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

WIRECO WORLDGROUP INC.

By:    /s/ Brian G. Block
Name: Brian G. Block
Title: Sr. VP and CFO

WRCA (LUXEMBOURG) HOLDINGS S.Á R.L.

By:    /s/ José Gramaxo
Name: José Gramaxo
Title: A Manager

By:    /s/ Luca Gallinelli
Name: Luca Gallinelli
Title: B Manager

WIRECO WORLDGROUP (CAYMAN) INC.

By:    /s/ Stephan Kessel
Name: Stephan Kessel
Title: Interim CEO

FIFTH THIRD BANK, as Administrative Agent

By:    /s/ Jim Esinduy_____________
Name: Jim Esinduy
Title: Vice President

[Lender Signature Pages on File with Administrative Agent]